Exhibit 99.1

Telos Corporation Announces Fourth Quarter and Full Year 2024 Earnings

Ashburn, Va. – March 10, 2025 – Telos Corporation (NASDAQ: TLS), a leading provider of cyber, cloud and enterprise security solutions for the world’s most security-conscious organizations, has posted its 2024 fourth quarter and full year financial results on its investor relations website at https://investors.telos.com.
Telos will host a live webcast to discuss its fourth quarter and full year 2024 financial results today, March 10, 2025, at 9:30 a.m. EST. To access the webcast, visit https://edge.media-server.com/mmc/p/axkes5k6.
Related presentation materials will be made available on the Investors section of the Company’s website at https://investors.telos.com. In addition, an archived webcast will be available approximately two hours after the conclusion of the live event on the Investors section of the Company’s website.
About Telos Corporation
Telos Corporation (NASDAQ: TLS) empowers and protects the world’s most security-conscious organizations with solutions for continuous security assurance of individuals, systems, and information. Telos’ offerings include cybersecurity solutions for IT risk management and information security; cloud security solutions to protect cloud-based assets and enable continuous compliance with industry and government security standards; and enterprise security solutions for identity and access management, secure mobility, organizational messaging, and network management and defense. The company serves commercial enterprises, regulated industries and government customers around the world.
Media: media@telos.com
Investors: InvestorRelations@telos.com